UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2015

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.
On June 5, 2015, Avon Products, Inc., a New York corporation (the “Company”), and Avon International Operations, Inc., a wholly-owned domestic subsidiary of the Company (“AIO”), entered into a $400.0 million senior secured Revolving Credit Agreement with each of the banks and other lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer, and Bank of America, N.A. as an L/C Issuer (the “Credit Agreement”). The Credit Agreement has replaced the Company’s $1.0 billion Revolving Credit Agreement, dated March 13, 2013, by and among the Company and Avon Capital Corporation (“ACC”), each of the banks and other lenders from time to time party thereto and Citibank, N.A., as Administrative Agent (the “2013 Credit Agreement”). The 2013 Credit Agreement was terminated on June 5, 2015 prior to its scheduled expiration of March 13, 2017. There were no amounts drawn under the 2013 Credit Agreement on the date of termination and no early termination penalties were incurred by the Company or ACC.
The terms and conditions contained in the Credit Agreement include affirmative, negative and financial covenants, which are customary for financings of this type, including, among other things, limits on the ability of the Company, AIO or any restricted subsidiary to, subject to certain exceptions, incur liens, incur debt, make restricted payments, make investments or merge, consolidate or dispose of all or substantially all of its assets, as well as a minimum interest coverage ratio and a maximum total leverage ratio. The Credit Agreement also includes events of default customary for facilities of this type (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. Also under such provisions, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.
The Credit Agreement provides for a five-year senior secured $400.0 million revolving credit facility; provided, however, that the Credit Agreement shall terminate on the 91st day prior to the maturity of the Company’s 5.75% senior unsecured notes due 2018, 4.20% senior unsecured notes due 2018, 6.50% senior unsecured notes due 2019 or 4.60% senior unsecured notes due 2020 (or a permitted refinancing of any of these notes) if on such 91st day, the applicable indebtedness is not redeemed, repaid, discharged, defeased or otherwise refinanced in full.
All obligations of AIO under the Credit Agreement are (i) unconditionally guaranteed by each material domestic restricted subsidiary of the Company (other than AIO), in each case, subject to certain exceptions and (ii) guaranteed on a limited recourse basis by the Company.
The obligations of AIO and the guarantors are secured by first priority liens on and security interests in substantially all of the assets of AIO and the subsidiary guarantors and by certain assets of the Company, in each case, subject to certain exceptions.
The entire amount of the Credit Agreement is currently undrawn. The Credit Agreement is available for working capital and other general corporate purposes. Amounts available under the Credit Agreement may be borrowed, repaid and reborrowed by AIO from time to time until the maturity of the Credit Agreement. Voluntary prepayments and commitment reductions requested by AIO under the Credit Agreement are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement.
Borrowings under the Credit Agreement bear interest at a rate per annum, which will be, at AIO’s option, either LIBOR plus 250 basis points or a floating base rate plus 150 basis points, in each case, subject to adjustment based upon a leveraged-based pricing grid. Certain of the financial institutions that are parties to the Credit Agreement provide financial services to the Company and its affiliates such as investment banking, cash management, bank guarantees and derivative arrangements.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1, and incorporated herein by reference.

(Page 2 of 4 Pages)

Item 1.02 Termination of a Material Definitive Agreement.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit 10.1
Revolving Credit Agreement, dated as of June 5, 2015, among Avon Products, Inc., Avon International Operations, Inc., the banks and other lenders party thereto and Citibank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer.

(Page 3 of 4 Pages)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By:	/s/ James S. Scully
Name: James S. Scully
Title: Executive Vice President and Chief Financial Officer

Date: June 8, 2015

(Page 4 of 4 Pages)

EXHIBIT INDEX

Exhibit
No.	Description

10.1
Revolving Credit Agreement, dated as of June 5, 2015, among Avon Products, Inc., Avon International Operations, Inc., the banks and other lenders party thereto and Citibank, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer.